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Contacts: Kris Matula, Executive Vice President
and Chief Financial Officer
901-320-8588
Chad Foreman
Investor Relations Manager
901-320-8828
Website: www.bkitech.com

BUCKEYE RECEIVES SUPPLIER EXCELLENCE AWARD

MEMPHIS, TN, June 5, 2006 - Buckeye Technologies Inc. (NYSE:BKI) today announced that its Memphis Cotton Cellulose Plant received the 2005 Supplier Excellence Award from the Eastman Chemical Company (NYSE:EMN).

Eastman Chemical Company is a global company whose products touch the lives of people around the world every day. Headquartered in Kingsport, Tennessee, Eastman manufactures and markets more than 1,200 chemicals, fibers and plastics products.

The Eastman Chemical Supplier Excellence Award is given annually to the top 3% of its very best suppliers whose performance meets strict and demanding criteria. The Memphis plant performance in 2005 was exceptional in making on-time deliveries and in providing products that were within specifications greater than 99% of the time. Additionally, Buckeye developed innovative new products to enhance Eastman Chemical’s results.

Buckeye Chairman, David B. Ferraro, commented, “We are pleased that we have received the Eastman Chemical Company 2005 Supplier Excellence Award. Having been judged to be successful in meeting a demanding criteria from a long-standing major customer like Eastman, whom we have supplied for over 75 years, is very special and we are highly honored.”

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA. The Company currently operates facilities in the United States, Germany, Canada, and Brazil. Its products are sold worldwide to makers of consumer and industrial goods.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting the Company’s operations, financing, markets, products, services and prices, and other factors. For further information on factors which could impact the Company and the statements contained herein, please refer to public filings with the Securities and Exchange Commission.